Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

	Quarter ended
	March 31, 2006
Including Interest on Deposits
Earnings:
Pre-tax loss from continuing operations	$(22,024)
Plus:
Fixed Charges (excluding capitalized interest)	175,587

Total Earnings	$153,563

Fixed Charges:
Interest expensed and capitalized	$174,276
Amortized premiums, discounts, and capitalized expenses related to indebtedness	547
An estimate of the interest component within rental expense	764

Total Fixed Charges	$175,587

Ratio of Earnings to Fixed Charges	(A	)

Excluding Interest on Deposits
Earnings:
Pre-tax loss from continuing operations	$(22,024)
Plus:
Fixed Charges (excluding capitalized interest)	142,879

Total Earnings	$120,855

Fixed Charges:
Interest expensed and capitalized	$141,568
Amortized premiums, discounts, and capitalized expenses related to indebtedness	547
An estimate of the interest component within rental expense	764

Total Fixed Charges	$142,879

Ratio of Earnings to Fixed Charges	(A	)

     (A) Due to the Company’s pre-tax loss in the first quarter of 2006, the ratio coverage was less than 1:1.